Exhibit 10.3

June 27, 2017
Via Hand Delivery
William J. Dawson
c/o Adamas Pharmaceuticals, Inc.

Re:    Separation and Consulting Agreement
Dear Bill:
This letter sets forth the substance of the separation agreement (the “Agreement”) that Adamas Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.SEPARATION DATE. You have notified the Company of your plans to retire and have voluntarily resigned your employment with the Company, and the Company has accepted your resignation of employment. Your retirement and your last day of employment with the Company will be effective on September 30, 2017 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off (“PTO”) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. Following the Separation Date, you will no longer hold any other employment or officer position with the Company or any of its subsidiaries or affiliated entities.
2.    POSITION CHANGE AND TRANSITION PERIOD. On June 29, 2017, your position with the Company will change from Chief Financial Officer to Financial Advisor, and you will continue to serve in that capacity until your Separation Date. The time period from June 29, 2017 through your Separation Date will be the “Transition Period.” During the Transition Period, you shall use your best efforts to transition your duties and responsibilities, and perform other assigned duties and responsibilities, as requested by the Company (the “Transition Services”). You must continue to comply with all of your contractual and legal obligations to the Company and comply with the Company’s policies and procedures during the Transition Period. During the Transition Period, you will continue to receive your current base salary, subject to standard withholdings and deductions; will continue to accrue PTO according to Company policy; your options will continue to vest, and you will continue to be eligible for the Company’s standard benefits, subject to the terms of such plans and programs.

Bill Dawson
June 27, 2017

3.    CONSULTING PERIOD. If: (i) you timely sign, date, and return this Agreement to the Company and allow all of the releases contained herein to become effective; (ii) you comply with all of your obligations to the Company as set forth herein during the Transition Period and thereafter; and (iii) on or within twenty-one (21) days after the Separation Date, you sign and return to the Company the Separation Date Release, attached hereto as Exhibit A (the “Release”) and allow the releases contained therein to become effective; then the Company will retain you as a consultant under the terms specified below. The consulting relationship will commence on October 1, 2017 and continue through March 31, 2018, unless terminated earlier pursuant to the terms set forth below or extended by mutual written agreement (the “Consulting Period”). You acknowledge and agree that prior to entering into this Agreement, the Company is under no legal obligation to retain your services as a consultant after the Separation Date and therefore this Consulting Period constitutes consideration for your obligations as specified herein.
(a)    Consulting Services. During the Consulting Period, you will use your best efforts to provide consulting services as may be requested by the Company in the areas of your experience and expertise (the “Consulting Services”). The Company anticipates that you will provide services at the request of, and subject to the direction of, the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”).
(b)    Provision of Consulting Services. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to provide Consulting Services up to a maximum of one (1) day per week to the Company, as needed by the Company and at times mutually agreed between you and the CEO. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.
(c)    Consulting Fees. During the Consulting Period, you will receive consulting fees in the amount of $15,000 per month (“Consulting Fees”). The Consulting Fees will be paid on the last business day of each respective calendar month of service during the Consulting Period (pro-rated for any partial months of service). You shall seek advance written approval prior to incurring any expenses for which you will seek reimbursement in connection with your duties during the Consulting Period.
(d)    Equity. You were granted an option to purchase shares of the Company’s common stock, pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”). Notwithstanding anything to the contrary in your option agreements or the Plan, vesting of your outstanding stock options (the “Options”) will cease as of the Separation Date and will not continue to vest during the Consulting Period. As an additional benefit to you, the Company will extend the time period during which you may exercise all of your vested shares until June 30, 2019 (the “Extended Exercise Period”). You acknowledge that the Extended Exercise Period may change the tax treatment of certain Options and that the Company makes no representation or warranty as

Bill Dawson
June 27, 2017

to any such tax treatment. Except as expressly modified in this paragraph, your Options shall continue to be governed by the Plan and all applicable grant notices and agreements.
(e)    Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.
(f)    Taxes and Withholding. The Company will not make any withholdings or deductions, and will issue you an IRS Form 1099, with respect to any Consulting Fees paid to you. You will be responsible for all taxes with respect to the Consulting Fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the Consulting Fees.
(g)    Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.
(h)    Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. As set forth in your Confidential Information and Inventions Assignment Agreement with the Company, and subject to the limitations set forth therein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Confidential Information and Inventions Assignment Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
(i)    Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work

Bill Dawson
June 27, 2017

for the Company, provided that such activities do not unreasonably interfere with your obligations under this Agreement, and in any event, unless otherwise waived in writing by the Company, do not compete or otherwise conflict with, directly or indirectly, the business, operations and interests of the Company. Specifically, during the Consulting Period, you are prohibited from performing any work for any business entity that is competitive with the Company and from engaging in any other work activity, or preparation for work activity, that is competitive with the Company. For purposes of this Agreement, the term “competitive” shall mean other companies or institutions that are researching and/or developing therapies for chronic disorders of the central nervous system.
(j)    Termination of Consulting Period. The Consulting Period shall end on the earliest to occur of the following:
(i)    March 31, 2018, unless the Consulting Period is extended by mutual written agreement by both you and the Company; or
(ii)    Thirty (30) days after you provide written notice that you are terminating the Consulting Period for any reason; or
(iii)    Immediately upon the Company’s written notice to you that you have breached any of your obligations hereunder or have breached any of your obligations under your Confidential Information and Inventions Assignment Agreement; or
(iv)    If the Consulting Period ends pursuant to Section 3(j)(ii) or (iii), you will be entitled to all Consulting Fees (or pro rata portion thereof) earned through the last date that you provide Consulting Services, but you shall not receive any Consulting Fees or compensation through March 31, 2018.
4.    HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.
5.    OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You further acknowledge that you are not eligible to receive, and will not receive, any severance benefits under any Company severance plan or any other agreements with the Company, including but not limited to, the Adamas Pharmaceuticals, Inc. Amended and Restated Executive Severance Plan.
6.    EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you

Bill Dawson
June 27, 2017

seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.    RETURN OF COMPANY PROPERTY. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Consulting Period and other benefits provided hereunder. Notwithstanding the foregoing, during the Consulting Period only, the Company will permit you to retain, receive, and/or use any equipment, documents, and information reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and no later than the last day of the Consulting Period.
8.    CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.
9.    NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Likewise, the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your personal or business reputations. Notwithstanding the foregoing, all parties may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain the parties in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
10.    NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

Bill Dawson
June 27, 2017

11.    COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
12.    NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
13.    RELEASE OF CLAIMS.
(a)    General Release. In exchange for the Consulting Period and other consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are

Bill Dawson
June 27, 2017

already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

Bill Dawson
June 27, 2017

14.    REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
15.    GENERAL. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.
I wish you good luck in your future endeavors.
Sincerely,
ADAMAS PHARMACEUTICALS, INC.

By:	/s/ Gregory T. Went
Gregory T. Went, Ph.D.
Chief Executive Officer and Chairman

Exhibit A – Separation Date Release
Exhibit B - Confidential Information and Inventions Assignment Agreement

ACCEPTED AND AGREED:

Bill Dawson
June 27, 2017

/s/ William J. Dawson
William J. Dawson

June 27, 2017
Date

EXHIBIT A
Separation Date Release
(To be signed on or within twenty-one (21) days after the Separation Date.)
In consideration for the various benefits provided to me by Adamas Pharmaceutical, Inc. (the “Company”) pursuant to the Transition and Separation Agreement with the Company dated June ____, 2017, (the “Agreement”), I agree to the terms below.
I hereby generally and completely release the Company, its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (iv) I have seven (7) days following my signing of this Release to revoke the Release by providing written notice of my revocation; and (v) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Effective Date”).

Bill Dawson
June 27, 2017

Furthermore, in giving the releases set forth in this Release, which include claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. I understand that nothing in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

By:
William J. Dawson

Date:

Bill Dawson
June 27, 2017

EXHIBIT B
Confidential Information and Invention Assignment Agreement